UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 24, 2009
Citizens Republic Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

001-33063	38-2378932

(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502

(Address of Principal Executive Offices)	(Zip Code)
(810) 766-7500

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On September 24, 2009, the Board of Directors of Citizens Republic Bancorp, Inc. (the “Corporation”) adopted amendments to certain indemnification provisions in the Corporation’s Bylaws, effective immediately. The modifications conform Sections 6, 9 and 16 of Article VI of the Bylaws to recent changes in the Michigan Business Corporation Act (“MBCA”) and make such provisions internally consistent. In addition, modifications to Sections 1 and 2 make explicit that indemnification of directors and officers is mandatory to the fullest extent permitted by law. Finally, Section 16 of the Bylaws was revised to increase the time for the Corporation to make a required indemnification payment from 30 days to 40 days after receipt of the request and to clarify that if a person is entitled to indemnification, is not paid within the specified time period, sues to recover the amount owed and is successful in whole or in part in enforcing their indemnification right, such person will also be entitled to recover the cost of prosecuting the claim.
The above description of the amendments to the Bylaws does not purport to be a complete statement of the provisions thereof. Such description is qualified in its entirety by reference to the Amended and Restated Bylaws as of September 24, 2009, which are attached to this Current Report on Form 8-K as Exhibit 3.2 and are incorporated herein by reference.
Item 8.01 Other Events.
On September 30, 2009, the Corporation completed the settlement of its exchange offer to issue up to 500 million shares of its common stock in exchange for outstanding 5.75% Subordinated Notes due 2013 and its outstanding 7.50% Enhanced Trust Preferred Securities of Citizens Funding Trust I. As part of the settlement, the Corporation issued 268,216,161 new shares of common stock for a total of 394,470,390 common shares outstanding.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits.
Exhibit 3.2	Amended and Restated Bylaws, as of September 24, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.
By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Its:	General Counsel and Secretary

Date: September 30, 2009

Index to Exhibits

Exhibit No.	Description

Exhibit 3.2	Amended and Restated Bylaws, as of September 24, 2009.